Exhibit 99.1

MAXIMUS ANNOUNCES SETTLEMENT OF LAWSUIT

(RESTON, VA — July, 3, 2006) MAXIMUS (NYSE:MMS), a leading provider of government services, announced today that it has settled the lawsuit filed against it in Georgia pertaining to fraudulent guarantees of computer equipment leases signed by two former employees. This settlement follows a previously disclosed settlement of a related lawsuit in Pennsylvania in September 2005. The Company expects to record a charge of $10.0 million in its fiscal third quarter relating to the Georgia settlement. The Company completed the settlement on Friday, June 30, 2006, and as a result this charge was not included in the Company’s revised earnings estimates for fiscal 2006 of $0.57 to $0.67 per diluted share.

“As I noted in our conference call last week, we have been working to resolve outstanding contingencies. This is an important step in that direction as it represents the closure of the final element of this litigation.” stated Rich Montoni, CEO of MAXIMUS.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,300 employees located in more than 220 offices in the United States, Canada and Australia. In 1999, 2001, 2002, 2003, and 2004 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report filed with the Securities and Exchange Commission (file number 001-12997) on May 8th, 2006.